Exhibit 16.1

March 17, 2023	RSM US LLP

518 Township Line Road Suite 300 Blue Bell, PA 19422 O +1 215 641 8600 F +1 215 641 8680 www.rsmus.com
Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:
We have read Aramark Uniform Service’s statements included under Item 14 - Changes in and Disagreements with Accountants on Accounting and Financial Disclosure of its Form 10 filed on March 17, 2023 and we agree with such statements concerning our firm.
/s/ RSM US LLP
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